                                                      Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-18927


PROSPECTUS

                               SEMCO ENERGY LOGO
                                  COMMON STOCK

                             DIRECT STOCK PURCHASE
                         AND DIVIDEND REINVESTMENT PLAN
                            ------------------------

    The Direct Stock Purchase and Dividend Reinvestment Plan ("Plan") of SEMCO Energy, Inc. (the "Company") provides investors with a convenient way to purchase shares of Common Stock of the Company by making cash payments and/or by reinvesting dividends.

    This Prospectus describes the Plan effective January 1, 2000.

    The Plan is administered by Norwest Bank Minnesota, N.A. ("Norwest Bank").

    Shareholders with shares registered in their name may join the Plan without making an initial investment. Investors who do not have shares registered in their name may join by enrolling in the Plan, paying a one-time account set-up fee of $10 and making an initial investment of at least $250 and not more than $100,000.

    Participants in the Plan may:
       -- Reinvest all or a portion of Common Stock dividends;
       -- Enroll in direct deposit of dividends not reinvested;
       -- Make optional cash payments of not less than $25.00 per payment and not more than $100,000 per year;
       -- Make optional payments by automatic deductions from checking or savings;
       -- Deposit Common Stock certificates into the Plan for safekeeping;
       -- Receive Common Stock certificates for whole Plan shares;
       -- Transfer all or a portion of Plan shares to make a gift, a private sale, or for any other purpose;
       -- Sell Plan shares through the Plan;
       -- Terminate participation in the Plan.

    Under the Plan, shares of the Company's Common Stock are issued on the 15th of each month ("Investment Date"). Norwest Bank may purchase those shares in the open market, through private transactions or from the Company. If shares are purchased on the open market, or through private transactions, the price of the shares purchased through the Plan will be the weighted average price paid in the stock market for the particular investment date. If Norwest Bank purchases shares from the Company, the price paid for those shares will be the average of the closing prices on the three trading days prior to the 15th of the month. Participants do not pay any brokerage commission or service charge for purchases under the Plan. On December 13, 1999 the last trade price as quoted in the National Association of Securities Dealers Automated Quotation (NASDAQ) System was $12.00 per share. Trading in the Company's Common Stock is expected to begin on the New York Stock Exchange in early January, 2000.

    The price Participants will receive for shares sold through the Plan is the weighted average price of shares sold through the Plan on the days when those shares are sold. Participants will be charged a transaction fee of $10.00 for each sale request (regardless of the number of shares) and a brokerage fee of $.06 per share sold.

    It is suggested that this Prospectus be retained for future reference.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
               The date of this Prospectus is December 22, 1999.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Available Information.......................................      3
Incorporation of Certain Information by Reference...........      3
The Company.................................................      4
Description of the Plan
  Frequently Used Terms.....................................      5
  Purpose...................................................      5
  Advantages to Participants................................      5
  Disadvantages to Participants.............................      6
  Plan Administration.......................................      6
  Limited Liability.........................................      6
  Costs.....................................................      7
  Participation/Plan Enrollment.............................      7
  Dividend Options..........................................      7
  Direct Deposit............................................      8
  Optional Cash Payments....................................      8
  Automatic Optional Cash Payments..........................      8
  Refunds of Cash Payments..................................      8
  Purchase of Plan Shares...................................      8
  Sale of Plan Shares.......................................      9
  Stock Certificates........................................      9
  Certificate Safekeeping...................................      9
  Transfer of Plan Shares...................................      9
  Termination of Participation..............................     10
  Statements to Participants................................     10
  Participant Questions, Requests, etc......................     10
  Other Information.........................................     10
Description of Common Stock.................................     11
Federal Income Tax Matters..................................     12
Use of Proceeds.............................................     13
Experts.....................................................     13

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Such reports, proxy and information statements, and other information can be inspected and copied at the public reference room of the Commission at its principal office: 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Upon request, such material will be sent to the Commission's regional office in New York at 7 World Trade Center, Suite 1300, New York, NY 10048 and in Chicago at 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is made hereby. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company.

     Any person, receiving a copy of this Prospectus from the Company or Norwest Bank may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" below. Requests should be directed to Shareholder Services, SEMCO Energy, Inc., 405 Water Street, Port Huron, Michigan 48060, Telephone Number 1-(810) 987-2200, Extension 4178.

                            ------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company incorporates herein the following documents which also have been filed with the Securities and Exchange Commission ("Commission"): (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1998; (b) the Company's Current Reports on Form 8-K dated March 23, April 22, July 16, November 12 and November 24 -- all in 1999; (c) the Company's definitive proxy statement for its Annual Meeting of Shareholders held on April 20, 1999; (d) the Company's Quarterly Reports on Form 10-Q for the quarters ending March 31, 1999 and June 30, 1999, and September 30, 1999.

     All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of this offering of the Company's Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company's file number with the Commission is 0-8503.

     The Prospectus does not set forth all material and information included in the Registration Statement filed with the Commission of which it is a part.

                                  THE COMPANY

     The Company is a Michigan Corporation with its principal executive offices at 405 Water Street, Port Huron, Michigan 48060 and its telephone number is
(810) 987-2200.

     The Company was established as a holding company in 1977 and is the parent company of two direct subsidiaries. Most of the Company's assets are invested in natural gas operations which are subject to regulation by various regulatory bodies. Weather has a significant impact on the Company's revenues.

     On November 1, 1999, the Company acquired the assets of ENSTAR Natural Gas Company and acquired Alaska Pipeline Company (together known as "ENSTAR") from OCEAN Energy, Inc. (the "Seller"). The Company bought ENSTAR for approximately $290,000,000 in cash, which included $58,700,000 (or 100%) of ENSTAR's debt, all of which was owed to the Seller. The acquisition will be accounted for using the Purchase Method of accounting. ENSTAR Natural Gas Company is now a division of the Company and, at the end of 1999 SEMCO Energy Gas Company will also become a division of the Company Alaska Pipeline Company will remain a subsidiary of SEMCO Energy, Inc.

     ENSTAR Natural Gas Company currently serves more than 100,000 customers in the Anchorage, Alaska area. Alaska Pipeline Company delivers natural gas from several producing fields in south central Alaska to ENSTAR Natural Gas Company's distribution system the Company financed the ENSTAR acquisition through an unsecured "bridge" loan facility. The facility matures in one year. The Company anticipates that permanent financing to replace the bridge loan facility will include combination of equity and debt securities.

     The Company operates four business segments: gas distribution, engineering services, pipeline construction services and propane, pipelines and storage. Prior to the ENSTAR acquisition, the Company's gas distribution segment distributed and transported natural gas to approximately 250,000 customers within the state of Michigan. The engineering services segment has offices in New Jersey, Michigan, Louisiana and Texas and provides a variety of energy related engineering and quality assurance services in several states. The pipeline construction services segment provides primarily pipeline construction services in Georgia, Iowa, Kansas, Michigan, Missouri, Nebraska, Tennessee and Texas. The propane, pipelines and storage segment sells approximately 5 million gallons of propane annually to retail customers in Michigan's Upper Peninsula and northeast Wisconsin and operated natural gas transmission, gathering and storage facilities in Michigan. On November 24, 1999, the Company filed a form 8-K with the Securities and Exchange Commission containing proforma combined financial statements reflecting the acquisition of ENSTAR.

     The above information about the Company is not comprehensive. For significant detail about the business of the Company and its subsidiaries, please refer to the documents incorporated into this Prospectus. See "Incorporation of Certain Information by Reference" above.

                            DESCRIPTION OF THE PLAN

FREQUENTLY USED TERMS

  -- ACCOUNT AUTHORIZATION FORM: the application to begin Plan participation for initial investors and not Record Shareholders.

  -- COMMON SHAREHOLDER: an owner of the Company's Common Stock.

  -- DIVIDEND: a cash dividend paid on the Common Stock.

  -- DIVIDEND PAYMENT DATE: the 15th of February, May, August and November.

  -- ELECTION FORM: the application to change Plan participation for investors who are Record Shareholders.

  -- INDEPENDENT AGENT: Norwest Bank or a brokerage firm acting on behalf of Norwest Bank.

  -- INVESTMENT DATES: the 15th of each month. The effective date on which shares will be credited to a participant's account.

  -- INVESTMENT STATEMENT: the statement sent to a Participant reflecting purchases and sales of Plan Shares and Dividends.

  -- INVESTMENT STATEMENT FORM: the detachable top portion of the Investment
    Statement used to submit cash payments, request a sale of Plan Shares, request issuance of certificate(s), and implement other Plan transactions.

  -- PARTICIPANT: any person participating in the Plan.

  -- PLAN: this Direct Stock Purchase and Dividend Reinvestment Plan.

  -- PLAN SHARES: Common Stock held in the Plan for Participants.

  -- RECORD SHARES: Plan Shares and shares registered in a shareholder's name.

  -- RECORD SHAREHOLDER: Common Shareholder with Record Shares.

PURPOSE

     The purpose of the Plan is to encourage long-term investment by providing a convenient method of making periodic Common Stock purchases without paying a brokerage commission or service charge.

ADVANTAGES TO PARTICIPANTS

     Investment is Simple and Easy. Participants may:

        -- reinvest all or a percentage of Dividends automatically.

        -- invest optional cash payments of not less than $25 per payment and not more than $100,000 per year.

        -- invest amounts deducted automatically from a checking or savings account.

     Automatic Deposit of Dividends

        -- Participants may have Dividends which they do not reinvest deposited directly into a checking or savings account.

     No Commission for Purchases

        -- There is no brokerage commission or service charge to purchase Plan
           Shares.

     Simplified Safekeeping. Participants:

        -- Avoid the necessity of safekeeping certificates.

        -- May deposit Common Stock certificates they hold into the Plan.

     Transfer of Plan Shares.

        -- Participants may transfer all or a portion of Plan Shares as a gift, a private sale or for any other purpose.

     Simplified Record-Keeping.

        -- Investment Statement will be mailed for each month in which the Participant purchases Plan Shares.

     Simplified Sales. Participants

        -- May sell their Plan Shares through the Plan.

        -- Are charged a transaction fee of $10.00 for each sale through the Plan plus a brokerage commission of $.06 per share. (For example, the total fee to sell 1,000 Plan Shares would be $70.)

     Telephone Transactions.

        -- Participants may establish telephone privileges for their Plan accounts, enabling them to execute certain Plan orders by phone.

DISADVANTAGES TO PARTICIPANTS

     Price uncertainty.

        -- Participants have no control over the purchase price or sale price of Plan Shares.

     No interest.

        -- No interest is paid on cash received by Norwest Bank. Initial investments and optional cash payments received by Norwest Bank four business days prior to the Investment Date will be invested as of the 15th day of that month. Otherwise, such payments will be invested the following month.

PLAN ADMINISTRATION

     Administration of Plan activities will be carried out by Norwest Bank. Norwest Bank is also the Transfer Agent and Registrar for the Common Stock.

  Limited liability.

     Neither the Company, Norwest Bank, nor their agents will be liable for any act done in good faith or for any good faith failure to act.

     Participants should recognize that no one can assure them of a profit or protect them against a loss on their Plan Shares.

  Costs.

     Costs and expenses of Plan administration will be, except as otherwise described in this Prospectus, paid by the Company, including brokerage fees or commissions in connection with the purchase of Plan Shares.

     However, Participants are charged an enrollment fee of $10.00 for non-shareholders sending their initial cash investment a transaction fee of $10.00 and a brokerage commission of 6c per share for sales of Plan Shares.

PARTICIPATION/PLAN ENROLLMENT

     Any person may become a Participant.

     Participants who wish to change their participation in any way may do so by letter or by submitting an Election Form.

     Record Shareholders may join the Plan at any time by letter or by completing and signing an Account Authorization Form.

     New Record Shareholders automatically receive an Account Authorization
Form.

     Any other interested person may become a Participant by completing an Account Authorization Form, paying the $10 one-time set up fee and making an initial cash investment of not less than $250 and not more than $100,000.

     To request forms, or copies of this Prospectus, contact Norwest Bank. See "Participant Questions, Requests, Etc." below.

     Cash investments may be made by personal check or money order payable to "Shareowner Services", PLEASE DO NOT SEND CURRENCY.

     Any form is received after the dividend record date regarding any requested Dividend treatment will be effective the next quarter.

DIVIDEND OPTIONS

     The Account Authorization Form allows the Participant to choose from the following three Dividend options:

     Full Reinvestment -- All Dividends on Record Shares are reinvested.

     Partial Reinvestment -- A percentage of the Dividends on Record Shares are reinvested.

     Cash Payments Only -- No reinvestment of Dividends on Record Shares.

     A Participant may change Dividend Options by use of the Election Form.

     Regardless of the Dividend Option chosen, Optional Cash Payments may be made at any time.

DIRECT DEPOSIT

     Participants may request that Dividends which are not reinvested be deposited in a U.S. bank or credit union.

OPTIONAL CASH PAYMENTS

     Initial cash payments must accompany the Account Authorization Form for non-record holders. Optional Cash Payments may accompany an Investment Statement Form or be made by electing the Automatic Optional Cash Payments feature, as described below. Personal checks or money orders must be made payable to "Shareowner Services". (DO NOT SEND CURRENCY).

     Initial cash payments must be at least $250 and less than $100,000. Optional Cash Payments cannot be less than $25 per payment or more than $100,000 per year. The same amount of money need not be sent each time and there is no obligation to make cash payments.

     Cash payments received by four business days, prior to the 15th of the month will be invested that month. Otherwise, such payments will be invested the next month. Cash payments will be invested only once a month (on the 15th) or the next business day.

AUTOMATIC OPTIONAL CASH PAYMENTS

     Participants may make Optional Cash Payments by automatic deduction from a checking or savings account. To do so, the Participant must complete an appropriate Plan form (Account Authorization Form or Election Form).

REFUNDS OF CASH PAYMENTS

     Cash payments will be refunded if a written request is received four business days prior to the 15th of the month in which it would be invested.

PURCHASE OF PLAN SHARES

     The number of Plan Shares purchased depends on the amount invested and the purchase price. Each Participant's account will be credited with that number of Plan Shares, including fractions computed to three decimal places, equal to the total amount invested divided by the purchase price for that Investment Date.

     Purchased Plan Shares will be credited as of the Investment Date.

     Norwest Bank may purchase shares in the open market, through private transactions or from the company. If shares are purchased on the open market or through private transactions, the price paid by Participants is the weighted average of prices paid by Norwest Bank for those shares. If Norwest Bank purchases shares from the Company, the price paid for the shares will be the average of the closing prices on the three trading days prior to the 15th of the month.

     Participants do not have the ability to order the purchase of a specified number of Plan Shares or the purchase of Plan Shares at a specified price.

SALE OF PLAN SHARES

     Participants may sell all or part of their Plan Shares by use of an Investment Statement Form.

     Sales for Participants are made as soon as practicable. Requests to sell Plan Shares will be aggregated and processed periodically by the Independent Agent in its sole discretion. Sales will be made at prevailing market prices.

     When a Participant sells Plan Shares, the price per share the Participant receives will be the average price from all Plan Shares sold by the Independent Agent during the applicable sales period, less brokerage commission fees of $.06 per share and a transaction fee of $10.00.

STOCK CERTIFICATES

     All Plan Shares will be held by Norwest Bank. Participants may obtain, at any time and without charge, a certificate for all or part of their Plan Shares by using the Investment Statement Form. Certificates for fractional shares will not be issued under any circumstances. A Participant who wishes to pledge Plan Shares must withdraw those shares.

CERTIFICATE SAFEKEEPING

     A Participant may deposit Common Stock certificates ("deposited shares") into the Plan by sending them with a properly completed Investment Statement. Do NOT endorse the certificates. Some of the advantages of depositing certificates are:

     -- Protection against the cost of replacing stock certificates which may otherwise be lost, stolen or destroyed.

     -- Deposited shares are treated in the same manner as other Plan Shares and may be conveniently sold or transferred through the Plan.

     -- Dividends on deposited shares will continue to be treated the same as before deposit unless changed by the Participant.

     -- Common Stock certificates deposited for safekeeping will be credited promptly upon receipt.

TRANSFER OF PLAN SHARES

     If Participants wish to change the ownership of Plan Shares through gift, private sale or otherwise, they may request transfer by mailing a properly executed stock power, along with a letter of instruction, to Norwest Bank. A request for transfer is subject to the same requirements applicable to the transfer of Common Stock certificates including the requirement of an approved medallion signature-guarantee on the stock power. Norwest Bank will provide a form of stock power upon request.

     No certificate for Plan Shares transferred to another Participant will be issued unless requested. Otherwise, transferred Plan Shares will be credited to the transferee's Plan account. If the transferee is not a Participant, a Plan account will be opened for the transferee. Both the transferring Participant and the transferee participant will be sent confirmation.

TERMINATION OF PARTICIPATION

     A Participant may use the Investment Statement Form to terminate participation at any time.

     No termination will be processed between the dividend record date and the dividend payable date. In addition, if a participant sends in notice of termination or a request to sell to Norwest Bank between the record date and payable date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant's account.

STATEMENTS TO PARTICIPANTS

     Investment Statements will be mailed after the 15th of each month to any Participant having a Plan transaction that month. These statements should be retained for income tax purposes.

     In addition, each Participant will receive copies of communications sent to all Common Shareholders.

PARTICIPANT QUESTIONS, REQUESTS, ETC.

     All correspondence regarding the Plan should be addressed to:

        Norwest Bank Minnesota, N.A.
        P.O. Box 64863
        St. Paul, MN 55164-0863

     Telephone inquiries may also be made to Norwest Bank at 1-877-536-3549 or 1-651-450-4064 between 7:00 a.m. and 7:00 p.m. Central Time.

OTHER INFORMATION

     If a Participant sells or transfers all his Common Stock, other than Plan Shares, his participation in the Plan will generally not be affected. Any Plan account holding less than one whole share in such circumstance will be terminated.

     Common Stock distributed as a result of a stock dividend or stock split on Plan Shares and on Common Stock otherwise registered in the Participant's name will be added to the Participant's Plan Shares. Participants requiring a stock certificate can request one at any time.

     If a participant sends notice of termination or a request to sell to Norwest Bank between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant's account.

     Each Participant will be sent a Proxy and Proxy Statement to vote Plan Shares.

     Notwithstanding any other provision of the Plan, the Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of any such suspension, modification or termination will be sent to all Participants. Also, the Company or Norwest Bank may, by written notice, terminate an individual's participation in the Plan at any time.

                          DESCRIPTION OF COMMON STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, 500,000 shares of Cumulative Preferred Stock, issuable in series, and 3,000,000 shares of Preference Stock, issuable in series.

     At November 30, 1999, the outstanding Common Stock consisted of approximately 17,900,000 shares. Two million shares of the Preference Stock are reserved for issuance pursuant to a Shareholder Rights Plan. No Preferred Stock and no Preference Stock is outstanding.

     Subject to the rights of Preferred and Preference Stockholders to receive full quarterly dividends, Common Stockholders are entitled to receive dividends when declared by the Board of Directors in its discretion.

     Common Stockholders currently have exclusive voting rights and have cumulative voting for the election of Directors.

     Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol SMGS. In early January, 2000, the Common Stock is expected to begin tracing on the New York Stock Exchange under the symbol SEN.

ANTI-TAKEOVER PROVISIONS

     Articles of Incorporation. The following provisions of the Company's Articles of incorporation may delay, defer or prevent a person from acquiring the Company or changing control of the Board of Directors. The Articles of Incorporation divide the Board into three classes with staggered terms; each Director is elected for a three year term. Approximately one-third of the board positions are filled by a shareholder vote each year. Directors may be removed but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. In addition to requirements imposed under Section 7A of the Michigan business Corporation Act (the "MBCA"), the our Articles of Incorporation provide that a business combination cannot occur unless a written opinion is obtained from an independent investment banker that the consideration to be paid to the shareholders is fair and reasonable; provided, however, the directors may waive this requirement. The Articles of Incorporation also contain provisions limiting the personal liability of Directors.

     Anti-Takeover Statutes. The Company is subject to Chapter 7A of the MBCA, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Such requirements do not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

     The Company is also subject to Chapter 7B of the MBCA which provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. "Control shares" are shares which, when added to shares previously owned by a stockholder, increase such stockholder's ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority, of the votes to which all of the capital stock of the corporation is entitled. Voting rights of control shares must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting share owned by the acquirer and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration for a merger to which the corporation is a party or certain other transactions described in Chapter 7B.

     Rights to Purchase Preference Stock. In January 1997, the Company adopted a Shareholders Rights Plan pursuant to which 2,000,000 shares of Series A preference stock are reserved under the plan for sale to holders of common stock. The common stock currently trades with a right to purchase such Series A preference stock. The right is intended to protect shareholders in the event of an unsolicited attempt to acquire us and becomes exercisable upon the occurrence of certain triggering events. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The right could have the effect of delaying, deferring or preventing a person from acquiring the Company or accomplishing a change in control of the Board of Directors.

                           FEDERAL INCOME TAX MATTERS

     Reinvested Dividends are treated for federal income tax purposes in the same manner as if the participant had received the Dividends in cash on the applicable Dividend Payment Date. Brokerage commissions paid by SEMCO on behalf of a participant are treated as taxable dividend income to the participant and reported accordingly.

     For a foreign Participant whose Dividends are subject to United States income tax withholding or a Participant subject to backup withholding, Dividends reinvested will reflect a reduction for the amount of tax required to be withheld.

     A Participant will not realize any taxable income when he receives certificates for whole Plan Shares. However, a Participant who receives a cash adjustment for a fraction of a Plan Share will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the Participant when he sells Plan Shares. The amount of such gain or loss will be the difference between the amount which the Participant receives and his tax basis for the Plan Shares sold.

     PARTICIPANTS SHOULD RETAIN ALL INVESTMENT STATEMENTS BECAUSE THEY ARE THE ONLY RECORD OF TRANSACTION PRICES FOR PLAN SHARES.

     The information set forth above is a summary of federal tax law only and does not purport to be a complete description of all tax matters regarding participation in the Plan. The description may be affected by future legislation, IRS rulings and regulations, or court decisions. In addition, the taxation of foreign shareholders, except as noted, is not discussed in this Prospectus. Participants should consult with their own tax advisors with respect to any tax questions about their participation in the Plan.

                                USE OF PROCEEDS

     When Norwest Bank purchases Plan Shares in the open market or otherwise not from the Company, the Company will receive no proceeds from the Plan. If Norwest Bank purchases Plan Shares from the Company, the net proceeds will be used for the Company's (and its subsidiaries') continuing construction program and general corporate purposes. The Company cannot predict how many such shares, if any, will be sold to Norwest Bank, and, therefore, cannot estimate the amount of net proceeds that it will receive.

                                    EXPERTS

     The Financial Statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

                                        ----------------------------------------
                                        ----------------------------------------

                                                   SEMCO ENERGY LOGO
                                               --------------------------

                                                 DIRECT STOCK PURCHASE

                                                          AND
                                               DIVIDEND REINVESTMENT PLAN
                                               --------------------------

                                                       PROSPECTUS

                                                   DECEMBER 22, 1999
                                        ----------------------------------------
                                        ----------------------------------------